Exhibit 99.1

Femasys Initiates Enrollment in Pivotal Trial of its Permanent Birth Control Candidate FemBloc

- First of its kind, non-surgical, permanent birth control option begins enrollment in landmark trial -

ATLANTA, August 3, 2023 – Femasys Inc. (NASDAQ: FEMY), a biomedical company focused on meeting women’s unmet needs worldwide by developing a broad portfolio of innovative product candidates and products that include minimally invasive, in-office technologies for reproductive health, announced the initiation of enrollment in a prospective multi-center pivotal trial for FemBloc INtratubal Occlusion for TranscervicAL PErmanent Birth Control (the “FINALE” trial), to investigate the safety and efficacy of its investigational permanent birth control candidate, FemBloc®. The robust trial is designed to address the high unmet need that exists for women seeking permanent birth control for whom elective surgery remains the only option.

Femasys is creating accessible options for women that have the potential for long-term impact by replacing decades old technology with our two lead product candidates for permanent birth control (FemBloc®) and infertility (FemaSeed®). The Company is commercializing novel complimentary diagnostic products, internally developed with regulatory approvals in the U.S., Canada and other countries outside the U.S. through in-house manufacturing capabilities.

“We are very pleased to have quickly initiated the pivotal clinical trial phase for FemBloc, which is an important milestone for Femasys,” stated Kathy Lee-Sepsick, founder, president and chief executive officer of Femasys. “The FINALE trial, along with data from earlier FemBloc clinical studies that evaluated 228 subjects and demonstrated the safety and tolerability profile of FemBloc, will form the basis, assuming the FINALE trial data are positive, for our PMA submission to the FDA for market approval. Femasys is striving to provide a safe and accessible permanent birth control alternative for women who today must choose between elective surgery and its associated risks or remain on temporary contraception, which can carry the risk of implants or hormones.”

Ms. Lee-Sepsick continued, “As this landmark pivotal trial progresses, we look forward to providing enrollment updates and preliminary data results. In addition, we continue to advance FemaSeed, our other highly compelling product candidate that could provide women with a first-line treatment option for infertility with trial enrollment due to be completed by year-end.”

About Femasys

Femasys Inc. is a biomedical company focused on meeting women’s unmet needs worldwide by developing a broad portfolio of innovative product candidates and products that include minimally invasive, in-office technologies for reproductive health. Its two lead product candidates in late-stage clinical development are FemBloc® permanent birth control and FemaSeed® localized directional insemination for infertility. The Company has developed diagnostic products that complement these two lead product candidates for which it has achieved regulatory approvals to market in the U.S., Canada and other countries outside the U.S and are commercial ready with in-house manufacturing capabilities. The Company’s diagnostic products include FemVue® for fallopian tube assessment by ultrasound, which can be used in conjunction with FemCath®, an intrauterine catheter for selective fallopian tube evaluation, and FemCerv®, an endocervical tissue sampler for cervical cancer diagnosis. FemaSeed, FemCerv, and FemCath have also received product approval in Canada. Learn more at www.femasys.com, or follow us on Twitter, Facebook and LinkedIn.

About FemBloc

FemBloc® is a first-of-its-kind, non-surgical, non-implant, in-office solution in late-stage clinical development for permanent birth control. It is intended to be a safer option for women and its cost is estimated to be substantially less than the long-standing surgical alternative by eliminating the need for anesthesia, incisions, and permanent implants. FemBloc has the potential to offer a convenient, accessible, and reliable option to women seeking permanent birth control. For over 100 years, there has been stagnant innovation in the area of permanent birth control; this could lead to a $20 billion market expansion opportunity for FemBloc in the U.S. alone. For more information, visit www.FemBloc.com.

About Female Permanent Birth Control

Female permanent sterilization (surgical tubal ligation) represents the only form of permanent birth control available globally and is the most commonly used method in the U.S. Each year, approximately 800,000 women in the United States choose permanent sterilization while over 12 million women, who no longer intend to have children, use a non-permanent birth control method.1 Reported risks of invasive surgical tubal ligation include infection, minor or major bleeding, injury to nearby organs, anesthesia-related events, and even death. In addition, some patients may not qualify as good surgical candidates due to obesity, adhesive disease, or medical comorbidities. A recent study reflecting current sterilization techniques reported real world effectiveness of 5.57% pregnancy rate for (N=23,965) and cumulative pregnancy rates five (5) years after sterilization of 7.22 per 100 woman-years respectively.2  For women that remain on temporary birth control in lieu of electing surgical sterilization, those choosing hormonal contraceptives have an increased risk of breast cancer if using for longer than five (5) years, which may limit the desire to remain on these methods as a long-term solution.3 The medical need for a non-surgical, safe, and accessible permanent birth control alternative is increasing due to accessibility of elective surgery due to the effects of the COVID-19 pandemic and demands from women seeking to end their risk of pregnancy post the overturn of Roe v Wade.

[1]	Daniels K, Abma JC. Current contraceptive status among women aged 15–49: United States, 2017–2019. NCHS Data Brief, no 388. Hyattsville, MD: National Center for Health Statistics. 2020.
[2]	Gariepy et al. Comparative Effectiveness of Hysteroscopic and Laparoscopic Sterilization for Women: A Retrospective Cohort Study. Fertility and Sterility, 2022, 0015-0282.
[3]	Morch et al. Contemporary Hormonal Contraception and the Risk of Breast Cancer. N Engl J Med, 2017;377:2228-39. DOI: 10.1056/NEJMoa1700732.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to substantial risks and uncertainties. Forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “pending,” “intend,” “believe,” “potential,” “hope,” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, among others: our ability to develop and advance our current product candidates and programs into, and successfully initiate, enroll and complete, clinical trials; the ability of our clinical trials to demonstrate safety and effectiveness of our product candidates and other positive results; estimates regarding the total addressable market for our product candidates; our business model and strategic plans for our products, technologies and business, including our implementation thereof; and those other risks and uncertainties described in the section titled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2022 and other reports as filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and Femasys undertakes no duty to update such information except as required under applicable law.

Contacts:
Investors
Chuck Padala
LifeSci Advisors, LLC
+1-917-741-7792
chuck@lifesciadvisors.com

Femasys Inc.
Investor Contact:
IR@femasys.com

Media Contact:
Media@femasys.com